Exhibit 99.1

January 30, 2015	For More Information Contact:
For Immediate Release	Mark D. Curtis, EVP, CFO and Treasurer
(516) 671-4900, Ext. 556

THE FIRST OF LONG ISLAND CORPORATION
ANNOUNCES FULL YEAR AND FOURTH QUARTER 2014 RESULTS

Glen Head, New York, January 30, 2015 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the year and three months ended December 31, 2014. In the highlights that follow, all comparisons are of the current year or three month period to the same period last year except where otherwise indicated.

FULL YEAR 2014 HIGHLIGHTS*

•	Net Income increased 8.0% to $23.0 million
•	Earnings Per Share increased 6.5% to $1.65
•	Cash Dividends Per Share increased 5.9% to $.72
•	23.2% growth in Average Loans outstanding
•	11.8% growth in Average Noninterest-Bearing Checking Deposits
•	11.6% increase in Book Value Per Share to $16.80 at 12/31/14

FOURTH QUARTER HIGHLIGHTS*

•	Net Income increased 5.5% to $5.5 million
•	Earnings Per Share increased 5.4% to $.39
•	Cash Dividends Per Share increased 11.8% to $.19
•	3-For-2 Stock Split distributed 10/15/14
•	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

*All share and per share amounts and the Corporation’s equity accounts have been adjusted to reflect the effect of the 3-for-2 stock split.

Analysis of 2014 Earnings

Net income for 2014 increased $1.7 million over 2013. The increase is attributable to increases in net interest income of $4.4 million, or 7.1%, and noninterest income of $356,000, or 5.1%, as partially offset by an increase in noninterest expense of $2.5 million, or 6.4%, and increases in the provision for loan losses and income tax expense of $192,000 and $360,000.

The increase in net interest income was driven by growth in average interest-earning assets of $268.4 million, or 12.4%. The growth in average interest-earning assets is primarily comprised of growth in the average balances of loans of $298.0 million, or 23.2%, and nontaxable securities of $38.8 million, or 10.3%, as partially offset by a decrease in the average balance of taxable securities of $71.9 million, or 14.5%. The shift from taxable securities to loans and nontaxable securities partially mitigated the negative impact on net interest income of a low interest rate environment. Growth in loans and nontaxable securities, to the extent not funded by the decline in taxable securities, was funded by growth in the average balances of long-term borrowings of $114.9 million, or 62.1%, interest-bearing deposits of $107.0 million, or 9.1%, and noninterest-bearing checking deposits of $67.2 million, or 11.8%. The increase in long-term borrowings together with an increase in the average balance of time deposits of $59.9 million, or 23.7%, resulted from management’s desire to reduce the impact that an increase in interest rates could have on the Bank’s future earnings.

Intermediate and long-term interest rates remain low and volatile. In a low rate environment lending and investing rates decline and the spread between these rates and the related funding cost generally narrows. In addition, the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is reduced, some loans prepay in full resulting in the immediate writeoff of deferred costs while the rates on other loans are modified downward, and prepayment speeds on mortgage securities can be relatively high, thereby resulting in the faster amortization of purchase premiums. These factors are primarily responsible for a 15 basis point decline in the Bank’s net interest margin from 3.18% in 2013 to 3.03% in 2014. They also explain why strong growth in the average balances of loans, nontaxable securities and noninterest-bearing checking deposits was accompanied by only moderate growth in net interest income.

The Bank’s continued ability to grow loans is attributable to a variety of factors including, among others, competitive pricing, targeted solicitation efforts, advertising campaigns, and broker relationships for both residential and commercial mortgages. The Bank’s ongoing ability to grow deposits is attributable to, among other things, continued expansion of the Bank’s branch distribution system, targeted solicitation of local commercial businesses and municipalities, new and expanded lending relationships, new small business checking and loan products and the expansion of merchant sales relationships. In addition, management believes that the Bank’s positive reputation in its marketplace has contributed to both loan and deposit growth.

The $356,000 increase in noninterest income is primarily attributable to an increase in Investment Management Division income of $186,000 and increases in net gains on sales of securities and loans held-for-sale of $125,000 and $165,000, as partially offset by a $72,000 reduction in real estate tax refunds. Also contributing to the increase in noninterest income were increases in charge card fees, debit card interchange fees and income from the sale of mutual funds and annuities. The increase in Investment Management Division income resulted from appreciation in the market value of assets under management and, to a lesser extent, new business and an updated fee schedule.

The increase in noninterest expense of $2.5 million, or 6.4%, is comprised of increases in salaries of $1.7 million, or 10.1%, occupancy and equipment expense of $1.2 million, or 15.8%, and other noninterest expense of $279,000, or 3.0%, as partially offset by a decrease in employee benefits expense of $684,000, or 12.4%. The increase in salaries is primarily due to higher stock-based compensation expense, branch openings, additions to staff in the back office and normal annual salary adjustments. The increase in occupancy and equipment expense is largely due to new branch openings and increases in general maintenance and repairs expense, snow removal costs and the cost of servicing equipment. The increase in other noninterest expense includes an increase in marketing expense and growth-related increases in FDIC insurance expense and the Bank’s OCC assessment. The decrease in employee benefits expense is primarily attributable to a decrease in pension expense resulting from favorable performance of plan assets during 2013 and a decrease in the plan’s benefit obligation at year-end 2013 caused by an increase in long-term interest rates.

Analysis of Earnings – Fourth Quarter 2014 Versus Fourth Quarter 2013

Net income for the fourth quarter of 2014 was $5.5 million, an increase of 5.5% over $5.2 million earned in the same quarter last year. The increase is primarily attributable to an increase in net interest income of $1.1 million and a decrease in income tax expense of $486,000, as partially offset by an increase in noninterest expense of $1.3 million. The changes in net interest income and noninterest expense occurred for substantially the same reasons discussed with respect to the full year periods. The decrease in income tax expense is primarily attributable to changes in New York State tax law that became effective beginning on January 1, 2015 and a resulting reduction in deferred income taxes payable.

Analysis of Earnings – Fourth Quarter Versus Third Quarter 2014

Net income for the fourth quarter of 2014 declined $595,000 from $6.1 million earned in the third quarter of 2014. The decrease is attributable to an increase in noninterest expense of $1.5 million and decrease in noninterest income of $299,000, as partially offset by decreases in income tax expense of $979,000 and the provision for loan losses of $176,000. The increase in noninterest expense is primarily attributable to increases in salaries of $802,000 and occupancy and equipment expense of $312,000. The increase in salaries is comprised of, among other things, a $337,000 increase in stock-based compensation expense, a $55,000 increase related to branch expansion, an $83,000 increase in commissions expense, discretionary bonuses of $88,000 and $61,000 in retroactive salary increases. The increase in stock-based compensation expense, which resulted from the granting of RSUs with immediate vesting, and the retroactive salary increases were based on a recent study of executive compensation performed by an independent compensation consulting firm at the direction of the Board Compensation Committee. The increase in occupancy and equipment expense is largely due to higher general maintenance and repairs expense and the cost of servicing equipment. The decrease in noninterest income is largely attributable to a $225,000 gain on the sale of a loan held-for-sale in the third quarter. The decrease in income tax expense is primarily due to the aforementioned changes in New York State tax law and a quarter-to-quarter variance in pre-tax income. The provision for loan losses decreased in the fourth quarter largely because of an improvement in economic conditions, a reduction in watch, special mention and substandard loans, lower net chargeoffs and a decrease in specific reserves on loans individually deemed to be impaired.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) decreased by 12 basis points from 1.41% at year-end 2013 to 1.29% at year-end 2014. The decrease is primarily due to a continued improvement in economic conditions, a reduction in watch, special mention and substandard loans and a decrease in specific reserves on loans individually deemed to be impaired.

The $3.2 million provision for loan losses for 2014 is primarily attributable to loan growth and net chargeoffs, as partially offset by a continued improvement in economic conditions, a reduction in watch, special mention and substandard loans and a decrease in specific reserves on loans individually deemed to be impaired. The $3.0 million provision for loan losses for 2013 was primarily attributable to loan growth and net chargeoffs, as partially offset by an improvement in economic conditions, a decrease in historical loss rates used to determine the allowance for loan losses and a decrease in specific reserves on loans individually deemed to be impaired.

The credit quality of the Bank’s loan portfolio remains excellent. Nonaccrual loans amounted to $1.7 million, or .09% of total loans outstanding, at December 31, 2014, compared to $4.5 million, or .30%, at December 31, 2013. Troubled debt restructurings declined by $1.1 million during the year to $2.0 million at December 31, 2014. Of this amount, $704,000 are performing in accordance with their modified terms and $1.3 million are nonaccrual and included in the aforementioned amount of nonaccrual loans. The decrease in nonaccrual loans largely resulted from the restoration of two loans to an accruing status, loan sales and chargeoffs. The decrease in troubled debt restructurings largely resulted from the disposition of a loan held-for-sale. Loans past due 30 through 89 days at December 31, 2014 amounted to $2.2 million, or .12% of total loans outstanding, compared to $184,000, or .01% of total loans outstanding at December 31, 2013. Management does not believe that the increase in these past due loans is indicative of a deterioration in the overall credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent. The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 82% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities. The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies. In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis. On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were approximately 8.5%, 14.2% and 15.5%, respectively, at December 31, 2014. The strength of the Corporation’s balance sheet from both a capital and asset quality perspective positions the Corporation for continued growth in a measured and disciplined fashion.

On September 16, 2014, the Corporation declared a 3-for-2 stock split. The stock split was effected through a 50% stock dividend. Additional shares issued as a result of the stock split were distributed on October 15, 2014 to stockholders of record on October 1, 2014. All share and per share amounts included in this earnings release have been adjusted to reflect the effect of the split.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system. Additionally, with respect to loan growth, the Bank will continue to develop its existing broker and correspondent relationships. All loans originated through such relationships are underwritten by Bank personnel. The Bank recently opened branches in Oceanside, Manhasset and Greenlawn, Long Island bringing the Bank’s total branch count to 40. In 2015, the Bank expects to relocate and expand an existing branch and open four new branches. Management is continuing to evaluate sites for further branch expansion in 2016 and future years.

Challenges We Face

Intermediate and long-term interest rates are low and volatile and significantly impacted by both national and global forces. Such rates could remain low for the foreseeable future and thereby cause both investing and lending rates to be suboptimal. There is significant price competition for loans in the Bank’s marketplace and little room for the Bank to further reduce its deposit rates. Higher yielding loans continue to prepay and be replaced with lower yielding loans and there is an ongoing need, from an interest rate risk perspective, to term-fund a portion of the Bank’s loan growth with time deposits and wholesale borrowings. In the current interest rate environment, the spread between lending rates and term-funding rates is relatively small. The persistence of these factors could result in a decline in net interest margin from its current level. If that were to occur, and management is unable to offset the resulting negative impact on earnings by increasing the volume of the Bank’s interest-earning assets, effecting a favorable change in the mix of the Bank’s interest-earning assets or interest-bearing liabilities, reducing expenses or the employment of other measures, the Bank’s profitability could decline.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight. These factors are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	12/31/14	12/31/13
	(in thousands)

Assets:
Cash and due from banks	$32,209	$35,034
Temporary investments	735	463
Cash and cash equivalents	32,944	35,497

Investment securities:
Held-to-maturity, at amortized cost (fair value of $22,870 and $33,548)	21,833	32,104
Available-for-sale, at fair value	774,145	784,793
	795,978	816,897

Loan held-for-sale	-	900

Loans:
Commercial and industrial	77,140	71,818
Secured by real estate:
Commercial mortgages	858,975	716,011
Residential mortgages	779,994	605,343
Home equity lines	83,109	77,581
Consumer and other	5,601	7,184
	1,804,819	1,477,937
Allowance for loan losses	(23,221)	(20,848)
	1,781,598	1,457,089

Restricted stock, at cost	23,304	19,869
Bank premises and equipment, net	27,854	24,463
Bank-owned life insurance	31,568	14,185
Pension plan assets, net	16,421	18,532
Other assets	11,827	12,460
	$2,721,494	$2,399,892
Liabilities:
Deposits:
Checking	$655,753	$599,114
Savings, NOW and money market	1,000,325	917,974
Time, $100,000 and over	208,745	173,379
Time, other	120,202	91,661
	1,985,025	1,782,128

Short-term borrowings	136,486	110,463
Long-term debt	345,000	285,000
Accrued expenses and other liabilities	13,247	13,141
Deferred income taxes payable	8,433	2,604
	2,488,191	2,193,336
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares
Issued and outstanding, 13,887,134 and 9,141,767 shares	1,389	914
Surplus	51,009	46,873
Retained earnings	170,120	157,107
	222,518	204,894
Accumulated other comprehensive income, net of tax	10,785	1,662
	233,303	206,556
	$2,721,494	$2,399,892

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/14	12/31/13	12/31/14	12/31/13
	(dollars in thousands)
Interest and dividend income:
Loans	$59,209	$51,921	$15,588	$13,919
Investment securities:
Taxable	9,359	10,164	2,214	2,399
Nontaxable	13,408	12,766	3,405	3,237
	81,976	74,851	21,207	19,555
Interest expense:
Savings, NOW and money market deposits	1,955	2,302	523	513
Time deposits	6,171	5,040	1,632	1,311
Short-term borrowings	148	288	24	66
Long-term debt	6,774	4,734	1,785	1,515
	15,048	12,364	3,964	3,405
Net interest income	66,928	62,487	17,243	16,150
Provision for loan losses	3,189	2,997	1,045	1,162
Net interest income after provision for loan losses	63,739	59,490	16,198	14,988

Noninterest income:
Investment Management Division income	2,058	1,872	501	477
Service charges on deposit accounts	2,974	3,019	671	783
Net gains on sales of securities	141	16	-	12
Other	2,228	2,138	557	562
	7,401	7,045	1,729	1,834
Noninterest expense:
Salaries	18,885	17,160	5,403	4,668
Employee benefits	4,833	5,517	1,279	1,349
Occupancy and equipment	8,880	7,669	2,433	1,825
Other	9,433	9,154	2,484	2,450
	42,031	39,500	11,599	10,292

Income before income taxes	29,109	27,035	6,328	6,530
Income tax expense	6,095	5,735	869	1,355
Net Income	$23,014	$21,300	$5,459	$5,175

Share and Per Share Data:
Weighted Average Common &
Common Equivalent Shares	13,954,587	13,758,225	14,019,735	13,848,545
Basic EPS	$1.67	$1.56	$.39	$.38
Diluted EPS	$1.65	$1.55	$.39	$.37
Cash Dividends Declared	$.72	$.68	$.19	$.17

FINANCIAL RATIOS
(Unaudited)

ROA	0.92%	0.95%	0.82%	0.86%
ROE	10.25%	10.49%	9.27%	10.10%
Net Interest Margin	3.03%	3.18%	2.97%	3.09%
Dividend Payout Ratio	43.64%	43.87%	48.72%	45.95%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS
(Unaudited)

	12/31/14		12/31/13
	(in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$2,186		$184
Past due 90 days or more and still accruing	-		-
Nonaccrual	424		1,948
	2,610		2,132
Troubled debt restructurings:
Performing according to their modified terms	704		541
Past due 30 through 89 days	-		-
Past due 90 days or more and still accruing	-		-
Nonaccrual (including a $900,000 loan held-for-sale at 12/31/13)	1,280		2,548
	1,984		3,089
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	704		541
Past due 30 through 89 days	2,186		184
Past due 90 days or more and still accruing	-		-
Nonaccrual	1,704		4,496
	4,594		5,221
Other real estate owned	-		-
	$4,594		$5,221

Allowance for loan losses	$23,221		$20,848
Allowance for loan losses as a percentage of total loans	1.29%		1.41%
Allowance for loan losses as a multiple of nonaccrual loans	13.6	x	4.6	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Twelve Months Ended December 31,
	2014			2013
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets	(in thousands)
Interest-bearing bank balances	$16,675	$36	.22%	$13,166	$34	.26%
Investment Securities:
Taxable	423,929	9,323	2.20	495,818	10,130	2.04
Nontaxable (1)	414,972	20,315	4.90	376,131	19,342	5.14
Loans (1)	1,584,198	59,224	3.74	1,286,227	51,940	4.04
Total interest-earning assets	2,439,774	88,898	3.64	2,171,342	81,446	3.75
Allowance for loan losses	(21,554)			(19,847)
Net interest-earning assets	2,418,220			2,151,495
Cash and due from banks	26,608			28,328
Premises and equipment, net	26,429			24,747
Other assets	43,846			35,569
	$2,515,103			$2,240,139

Liabilities and Stockholders' Equity
Savings, NOW & money market deposits	$972,136	1,955	.20	$925,044	2,302	.25
Time deposits	313,318	6,171	1.97	253,369	5,040	1.99
Total interest-bearing deposits	1,285,454	8,126	.63	1,178,413	7,342	.62
Short-term borrowings	48,220	148	.31	87,882	288	.33
Long-term debt	299,726	6,774	2.26	184,855	4,734	2.56
Total interest-bearing liabilities	1,633,400	15,048	.92	1,451,150	12,364	.85
Checking deposits	636,718			569,475
Other liabilities	20,400			16,389
	2,290,518			2,037,014
Stockholders' equity	224,585			203,125
	$2,515,103			$2,240,139

Net interest income (1)		$73,850			$69,082
Net interest spread (1)			2.72%			2.90%
Net interest margin (1)			3.03%			3.18%

(1)	Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented, based on a Federal income tax rate of 34%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s annual report on Form 10-K for the year ended December 31, 2014. The Form 10-K will be available through the Bank’s website at www.fnbli.com on or about March 16, 2015, after it is electronically filed with the Securities and Exchange Commission (“SEC”). Our SEC filings are also available on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room.